Exhibit 99.3

Vivus - Why Change Is Needed Now

First Manhattan Co.

  Investor Presentation - May 7th, 2013 [ PDF ]
  Investor Presentation Release - May 7th, 2013 [ PDF ]
  First Manhattan Co. Comments on VVUS Board - May 1st, 2013 [ PDF ]
  First Manhattan Co. Files Preliminary Proxy - May 1st, 2013 [ PDF ]
  First Manhattan Co. Comments on expected REMS Modification - April 10th, 2013 [ PDF ]